EXHIBIT 99.1


Media Contacts:
Christopher Downie
Motient Corporation
847-478-4200
chris.downie@motient.com


        Motient Announces Revised Terms of Proposed Rights Offering and
                                 New Record Date

LINCOLNSHIRE, IL, December 7, 2004 -- Motient Corporation (MNCP) announced today that it is revising the terms of its proposed common stock rights offering, which was previously announced on November 22, 2004, and setting a new record date for the revised rights offering.

Motient anticipated that the total number of shares to be issued in the previously announced rights offering would not exceed 2.5 million shares. The company did not specifically include a cap on issued shares in the terms of the proposed rights offering given its previously announced assumptions regarding waivers of the right to participate in the rights offering made by purchasers in the company's November 12, 2004 private placement. Recent information has indicated that more shares than the company anticipated may be held on the record date by stockholders who did not waive their right to participate in the rights offering. Therefore the company is revising the terms of the proposed rights offering to cap the number of shares that may be issued and is setting a new record date for the revised rights offering. The company had reserved the right to abandon the previously announced rights offering, and this revision of the terms of the rights offering is being accomplished by abandoning the previously announced rights offering and undertaking a new rights offering on the terms set forth below.

Under the revised rights offering, Motient will issue to its stockholders one right for each share of Motient common stock held as of the close of business on December 17, 2004. Each right will entitle any holder that did not participate in the November 12, 2004 private placement of Motient common stock to purchase
0.103 shares of Motient's common stock at a price of $8.57 per share, with fractions rounded up to the next whole share. However, in no event will Motient issue more than 2.5 million shares in the rights offering, and if valid subscriptions for more than 2.5 million shares are received, the number of shares to be acquired pursuant to each valid subscription will be reduced pro rata so that the total number of shares issued in the rights offering will equal
2.5 million shares. Motient currently has approximately 56.5 million shares of common stock outstanding on a fully diluted basis.

If eligible stockholders subscribe for all of the shares that are available in the rights offering, the aggregate proceeds of the rights offering will be approximately $21.4 million.

The rights will be non-transferable and will expire if not exercised within the exercise period. The rights will not be exercisable until the registration statement covering the rights and the shares of underlying common stock is declared effective by the SEC, and the exercise period will expire 30 days after the rights become exercisable. Motient has not filed a registration statement relating to the rights offering, but intends to do so as soon as practicable.

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The holders of the rights will not have over-subscription rights, and there will be no backstop to purchase unsubscribed shares. Purchasers that purchased shares in the November 12, 2004, private placement of Motient's common stock have waived their rights to participate in the rights offering.

Motient reserves the right to abandon this revised rights offering at any time prior to the effectiveness of the registration statement relating to the rights offering, and upon any such abandonment, any and all of the rights previously issued will be cancelled, will no longer be exercisable and will be of no further force or effect.

These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Nothing in this press release should be construed as investment advice or otherwise as an invitation to engage in investment activity.

No prospectus related to the rights offering has been, or will be, filed for registration with any authority outside of the United States. The rights and shares of common stock are not being offered or sold to any person outside the United States.


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About Motient Corporation:

Motient Corporation is a nationwide provider of wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient built and operated the nation's first wireless data network, DataTAC(R), and offers proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

http://www.motient.com.

Statement under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.



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